Exhibit 99.1

Super Micro Computer, Inc.
980 Rock Avenue
San Jose, CA 95131

December 11, 2018

Testing Finds No Malicious Hardware on Supermicro Motherboards

Dear Valued Customer,

Recent reports in the media wrongly alleged that bad actors had inserted a malicious chip or other hardware on our products during our manufacturing process.

Because the security and integrity of our products is our highest priority, we undertook a thorough investigation with the assistance of a leading, third-party investigations firm. A representative sample of our motherboards was tested, including the specific type of motherboard depicted in the article and motherboards purchased by companies referenced in the article, as well as more recently manufactured motherboards.

Today, I want to share with you the results of this testing: After thorough examination and a range of functional tests, the investigations firm found absolutely no evidence of malicious hardware on our motherboards.

These findings were no surprise to us. As we have stated repeatedly (www.supermicro.com/en/news/CEO-Letter), our process is designed to protect the integrity and reliability of our products. Among other safeguards:

•	We test our products at every step of the manufacturing process. We test every layer of every board we manufacture throughout the process.

•	We require that Supermicro employees be onsite with our assembly contractors, where we conduct multiple inspections, including automated optical, visual, electrical, and functional tests.

•
The complexity of our motherboard design serves as an additional safeguard. Throughout our supply chain, each of our boards is tested repeatedly against its design to detect any aberration and to reject any board that does not match its design.

•	To guard against tampering, no single employee, team, or contractor has unrestricted access to our complete board design.

•	We regularly audit our contractors for process, quality, and controls.

We appreciate the industry support regarding this matter from many of our customers, like Apple and AWS. We are also grateful for numerous senior government officials, including representatives of the Department of Homeland Security, the Director of National Intelligence, and the Director of the FBI, who early on appropriately questioned the truth of the media reports.

As we have stated repeatedly since these allegations were reported, no government agency has ever informed us that it has found malicious hardware on our products; no customer has ever informed us that it found malicious hardware on our products; and we have never seen any evidence of malicious hardware on our products.

Today’s announcement should lay to rest the unwarranted accusations made about Supermicro’s motherboards. We know that many of you are also addressing these issues with your own customers. To assist in those conversations, we have prepared a short video (www.supermicro.com/en/news/CEO-3rdPartySecurity-Update/?tab=video) that highlights our quality assurance process.

We appreciate your patience as we have diligently conducted a thorough investigation into the reports. We are truly proud of the security, integrity, and quality of our products. And we are proud to stand by our products. Please contact our team if you have any questions.

Sincerely,

/s/ Charles Liang
Charles Liang
President and CEO

/s/ David Weigand
David Weigand
SVP and Chief Compliance Officer

/s/ Raju Penumatcha
Raju Penumatcha
SVP and Chief Product Officer